UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2007

MAGSTAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-1561	41-0780999
(State of or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

410 11th Avenue South, Hopkins, MN	55343
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (952) 935-6921

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On July 2, 2007, the Company entered into its second amendment to the second amended and restated senior credit agreement to extend the maturity date to July 31, 2007.

On August 7, 2007, the Company entered into its third amendment to the second amended and restated senior credit agreement extending the maturity date to June 30, 2008.

The second amended and restated senior credit agreement consists of an asset-based line of credit with availability of up to $1,200,000, subject to a borrowing base limitation of 85% of the Company’s eligible accounts receivable.  In addition the Company can borrow up to 40% of eligible raw materials and 30% of eligible finished goods for a one time 120-day period.  The asset-based line of credit bears interest at the bank’s reference rate plus one-half percent and now matures on June 30, 2008.

The credit facility is collateralized by all of the Company’s assets, except for certain equipment. The bank may at any time apply the funds available in any Company bank account against the outstanding loan balance.  As of June 30, 2007, $345,000 was outstanding under the credit facility.  The line of credit is due on demand and accordingly, is classified as a current liability in the Company’s June 30, 2007 balance sheet.  At June 30, 2007, the effective rate was 8.75% on the line of credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGSTAR TECHNOLOGIES, INC.
Dated: August 10, 2007	By	/s/ Jon L. Reissner
Jon L. Reissner
Its: President and Chief Executive Officer